Exhibit 16.2

CHANGE OF ACCOUNTANTS’ LETTER

December 26, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by CorpAcq Holdings Limited included in this registration statement on Form F-4 Amendment No. 1 dated December 26, 2023. We agree with the statements concerning our Firm in such Form F-4 Amendment No. 1 on Page 410 “Dismissal of Marcum and Appointment of BDO - November 2023” which paragraph is included in “Changes in Registrant’s Certifying Accountant” on Page 409 ; we are not in a position to agree or disagree with other statements of CorpAcq Holdings Limited contained in “Dismissal of Marcum and Appointment of BDO – May  2023” which paragraph is included in “Changes in Registrant’s Certifying Accountant” on Page 409.

Very truly yours,

/s/ Marcum llp

Marcum llp